                                                                                         [GULFMARK OFFSHORE, INC. LOGO]

                                                                                          Notice of
                                                                                          Annual Meeting of
                                                                                          Stockholders and
                                                                                          Proxy Statement

                    Annual Meeting

                    May 15, 2003
                    Kalikow Building
                    101 Park Ave., 11th Floor
                    New York, New York 10178

GULFMARK OFFSHORE, INC.

4400 Post Oak Parkway, Suite 1170
Houston, Texas 77027-3414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the "Company") will be held in the Kalikow Building, 101 Park Ave., 11th Floor, New York, New York 10178, on Thursday, May 15, 2003 at 10:45 A.M., Eastern Daylight Time, for the following purposes:

     1.    To elect a Board of six (6) directors.

     2.    To ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003.

     3.    To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 21, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting.

     You are cordially invited to attend the meeting. However, to ensure your representation at the meeting, the Company requests that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the meeting. Your proxy will be returned to you if you should be present at the meeting and should request such a return.

     TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                                                                          By Order of the Board of Directors

                                                                                          /s/ Edward A. Guthrie
                                                                                          Edward A. Guthrie
                                                                                          Secretary

Date:    April 17, 2003

GULFMARK OFFSHORE, INC.

4400 Post Oak Parkway, Suite 1170
Houston, Texas 77027-3414

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2003

     The accompanying proxy is solicited by the Management of GulfMark Offshore, Inc. (the "Company") at the direction of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 15, 2003, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment or adjournments thereof. When proxies in the accompanying form are received and properly executed, the shares will be voted by the persons named therein, unless contrary instructions are given.

     The proxy will not be used for the election as directors of all nominees if authority to do so is withheld on the proxy and will not be used for the election of any individuals whose names are written in the blank spaces on the proxy. Where no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election as directors of all nominees. Where no instruction is indicated with respect to the election of all nominees named in item (1) of the proxy, but names of one or more nominees are listed in the blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

     Any stockholder of the Company has the right to revoke his or her proxy at any time prior to its use by submitting a written revocation to the Secretary of the Company.

     Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear all costs of soliciting proxies. Proxies will be solicited principally by mail but may also be solicited by directors, officers and regular employees of the Company, without additional compensation.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held May 15, 2003 is the close of business on March 21, 2003 (hereinafter called the "Record Date"). As of the Record Date there were 19,960,427 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

     The following table sets forth certain information with respect to each person who at March 21, 2003, was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock (split-effected):

Name and Address of Beneficial Owner	No. Shares Beneficially Owned(1)	Percent of Class
-------------------------------------------------------------------------	----------------------------------	---------
Lehman Brothers Holdings Inc.(2) 399 Park Avenue New York, New York 10022	4,060,452	20.34%
Estabrook Capital Management LLC(3) 1633 Broadway, 30th Floor New York, New York 10019	2,331,388	11.68%
Putnam, LCC d/b/a Putnam Investment(4) One Post Office Square Boston, Massachusetts 02109	1,023,673	5.13%
Dimensional Fund Advisors Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,011,700	5.07%

      (1)Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock.

      (2)The information shown above was obtained from the Schedule 13D dated March 18, 2002 as filed with the SEC by Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. acts as an investment advisor and in such capacity has sole voting power and investment power over the shares. The amount of shares was increased at June 28, 2002 when the Company completed a stock split.

      (3)The information shown above was obtained from the Schedule 13G dated January 9, 2003 as filed with the SEC by Estabrook Capital Management LLC. Estabrook Capital Management LLC acts as an investment advisor and in such capacity has sole voting power and sole investment power over the shares.

      (4)The information shown above was obtained from the Schedule 13G dated January 6, 2003 as filed with the SEC by Putnam, LLC d/b/a/ Putnam Investment. Putnam, LLC acts as an investment advisor and in such capacity has shared voting power and shared investment power over the shares.

      (5)The information shown above was obtained from the Schedule 13G dated February 3, 2003 as filed with the SEC by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described therein that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of that Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by that Schedule 13G for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of March 21, 2003, the number and percentage of Common Stock (split-effected) beneficially owned by each of the Company's directors, each executive officer named in the summary compensation table included under "Executive Officers and Compensation", and all directors and officers as a group:

Name	No. of Shares Beneficially Owned as of March 21, 2003(1)(2)		Percent of Class(3)
-------------------------------------------------------	---------------------------------		------------------------
David J. Butters	529,612	(4)(8)	2.64%
Marshall A. Crowe	84,538		—
Louis S. Gimbel, 3rd	400,888	(5)	2.00%
Sheldon S. Gordon	55,000		—
Robert B. Millard	553,112	(8)	2.77%
Bruce A. Streeter	463,190	(6)	2.28%
Edward A. Guthrie	137,726		—
John E. (Gene) Leech	236,782	(7)	1.18%
David D.E. Kenwright	13,332		—
Kevin D. Mitchell	64,406		—
All directors and officers as a group (10 persons)(9)	2,450,085		11.68%

      (1)Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of Common Stock.

      (2)The amounts set forth in this column include the following shares of Common Stock considered to be beneficially owned through the holder's ability to exercise stock options to purchase such shares within 60 days of March 21, 2003: Mr. Butters - 69,138 shares; Mr. Crowe - 20,000 shares; Mr. Gimbel - 20,000; Mr. Gordon - 20,000; Mr. Millard - 20,000; Mr. Streeter - 394,618 shares; Mr. Guthrie - 116,000 shares; Mr. Leech - 182,644 shares; Mr. Kenwright - 13,332; Mr. Mitchell - 62,988 shares; and all directors and officers as a group - 2,699,462 shares.

      (3)Less than one percent unless otherwise indicated.

      (4)Includes 86,800 shares of Common Stock owned by trusts of which Mr. Butters is the co-trustee and 80,400 shares beneficially owned by Mr. Butters' wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

      (5)Includes 30,420 shares of Common Stock owned by trusts of which Mr. Gimbel is the co-trustee, and with respect to which shares Mr. Gimbel has shared voting and dispositive power.

      (6)Includes 66,838 shares of Common Stock owned jointly by Mr. Streeter and his wife with respect to which shares Mr. Streeter has shared voting and dispositive power.

      (7)Includes 1,200 shared beneficially owned by Mr. Leech's children, and with respect to which shares Mr. Leech has shared voting and dispositive power.

      (8)Messrs. Butters and Millard are Managing Directors of Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc., the beneficial owner of 4,060,452 shares of Common Stock, representing 20.34% of the outstanding shares of such Common Stock. These shares are excluded from the shares shown as beneficially owned by Messrs. Butters and Millard in the table above. Lehman Brothers Inc. was engaged as lead underwriter for a public offering of 1,500,000 (3,000,000 split-effected) shares of Common Stock plus 225,000 (450,000 split-effected) shares for the exercise of an over allotment option, pursuant to an underwriting agreement dated March 18, 2002 and filed on form 8-K on March 18, 2002. Although they disclaim beneficial ownership of these shares, Messrs. Butters and Millard may have an interest in the profits of Lehman Brothers Holdings Inc. in its investment by virtue of their employment at Lehman Brothers Inc.

      (9)Excludes 165,876 shares which were owned by Norman G. Cohen, who was serving as a director at March 21, 2003, but who passed away April 1, 2003.

ELECTION OF DIRECTORS

     The Board has nominated six directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until such director's successor is elected and has duly qualified. Each nominee listed below is currently a director of the Company and was elected by the stockholders of the Company. In April 2003, the Company announced that Norman A. Cohen, a director, passed away. The Bylaws grant to the Board the authority to determine the number of directors constituting the Board. In April 2003, the Board unanimously adopted a resolution setting the number of members of the Board at six persons, effective as of the date of the 2003 Annual Meeting. The Board has also undertaken a search for qualified candidates to augment the Board roster, and would exercise its authority under the Bylaws to increase the size of the Board in the future to accommodate additional Board members, if any. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Name of Nominees	Age	Year First Became Director
-----------------------------------------------	-----------	-------------------------------------------------
David J. Butters	62	1989
Marshall A. Crowe	82	1978
Louis S. Gimbel, 3rd	74	1970
Sheldon S. Gordon	67	2001
Robert B. Millard	52	1989
Bruce A. Streeter	54	1997

     David J. Butters is Chairman of the Board and is a member of the Executive, Compensation and Audit Committees. He is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman Brothers Holdings Inc., which may be deemed an affiliate of the Company, where he has been employed for more than the past five years. Mr. Butters is currently a director of the Board of Weatherford International, Inc., Grant Prideco Inc. and ACOL Tankers Ltd. Mr. Butters has served as a director of the Company since its formation in 1996 and served as a director of GulfMark International, Inc. (the "Predecessor") from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc. (the "Merger").

     Marshall A. Crowe serves as a member of the Audit Committee. Since January 1978, Mr. Crowe has served as President of M. A. Crowe Consultants, Inc., providing consulting services in the energy and financial fields. For four years prior thereto, he was Chairman of the National Energy Board of Canada and was previously Chairman of the Board of Canada Development Corporation, which was engaged in the business of making equity investments in Canadian enterprises. Mr. Crowe is also of counsel at Johnston & Buchan, barristers and solicitors, Ottawa, Canada. Mr. Crowe is also a member of the Governing Board of Law Society of Ontario. Mr. Crowe has served as a director of the Company since its formation in 1996 and served as a director the Predecessor from 1978 until the Merger. Mr. Crowe is a Canadian citizen.

     Louis S. Gimbel, 3rd is a member of the Executive Committee. He is Chief Executive Officer of S. S. Steiner, Inc., Chairman of the Board of Hops Extract Corporation of American and Manager of Stadelman Fruit LLC. Mr. Gimbel is also a director of the Board of Golden Gate Hop Ranches Inc. and Simon H. Steiner, Hopfen, GbmH. He has been employed by S.S. Steiner, Inc. for more than the past five years. S. S. Steiner, Inc. is engaged in the farming, trading, processing, importing and exporting of hops and other specialty crops. Mr. Gimbel has served as a director of the Company since its formation in 1996 and served as a director of the Predecessor from 1970 until the Merger.

     Sheldon S. Gordon is a member of the Audit and Compensation Committees. He is Chairman of Union Bancaire Privée International Holdings, Inc. Mr. Gordon is currently a director of Ametek, Inc., Ermis Maritime Holdings, Ltd., Union Bancaire Privée, Holland Balanced Fund, New York Eye & Ear Infirmary, Continuum Health Partners, Inc. and Island Community Medical Services, Inc. Mr. Gordon has served as a director of the Company since February 2001.

     Robert B. Millard is a member of the Executive and Compensation Committees. He is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman Brothers Holdings Inc., which may be deemed an affiliate of the Company, where he has been employed for more than the past five years. Mr. Millard also serves as a Director of Weatherford International, Inc. and L-3 Communications Corporation. Mr. Millard has served as a director of the Company since its formation in 1996 and served as a director of the Predecessor from 1989 until the Merger.

     Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997. He was elected as director of the Company in April 1997. He served as President of the Predecessor's Marine Division from November 1990 until the Merger. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities including General Manager Marine Division.

Committees and Meetings of Directors

     Pursuant to the Company's By-Laws, the Board of Directors has established several committees, including an Executive Committee, an Audit Committee and a Compensation Committee. During the year ended December 31, 2002, the Board of Directors met seven times, the Audit Committee met seven times, and the Compensation Committee met one time. During 2002 each director attended at least 88% of the combined Board of Directors meetings and meetings of committees of the Board on which he served.

Audit Committee

     Messrs. Butters, Crowe and Gordon are the current members of the Audit Committee. The primary function of the Audit Committee is to:

  make recommendations to the Board concerning the selection and discharge of the Company's independent auditors,

  review professional services performed by the auditors, including the plan and results of their audit engagement and the fees charged for audit and non-audit services by the auditors, and evaluate the Company's system of internal accounting controls.

     Mr. Butters is employed by Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc., which as a result of its beneficial ownership of 20.34% of the Common Stock of the Company may be deemed an affiliate. The Board of Directors has determined that Mr. Butters' membership on the Audit Committee is in the Company's best interest. The Board of Directors based its determination upon a review of Mr. Butters' extensive financial experience and long relationship with the Company.

Compensation Committee

     Messrs. Butters, Gordon and Millard are the current members of the Compensation Committee. The functions of the Compensation Committee are:

  to recommend to the Board of Directors the salaries to be paid to the officers of the Company, and administer compensation benefit plans of the Company.

Executive Committee

     Messrs. Butters, Gimbel and Millard are the current members of the Executive Committee, which acts on behalf of the full Board of Directors between regularly scheduled meetings of the Board of Directors.

     The Company has no standing Nominating Committee.

Director Compensation

     Each non-employee director of the Company is paid $1,000 for each meeting of the Board of Directors and $500 for each Committee meeting of the Board of Directors he attends in person. In addition, during 2002 a $3,125 quarterly retainer was paid to each non-employee director of the Company. The Company also has a retainer arrangement with Mr. Butters pursuant to which he receives a retainer of $8,333 per month for serving as Chairman of the Board. The Company furnishes Messrs. Crowe and Gimbel with a $250,000 life insurance policy.

Deferral Plan

     Under our executive deferred compensation plan (the "EDC Plan") each director may elect to defer up to 100% of any fees paid by us for distribution after retirement or resignation from the Board of Directors. Under the EDC Plan, deferred compensation can be used to purchase Company common stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase common stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual director's years of service on the Board of Directors. We have established a "Rabbi" trust to fund the stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by a trustee independent of the Company in GulfMark common stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the plan are made according to the directors' election in shares of common stock for that portion deferred in common stock and in cash for that portion retained by the Company in the Prime plus 2% account. Total compensation paid in 2002 to the non-employee directors who have been nominated for election in 2003, including director fees and retainers insurance premium and matching under the EDC Plan area follows:

Name	Compensation	EDC Matching	Other	Total
---------------------------	-------------------	------------------	-----------	-----------
David J. Butters	$ 123,500	$ 18,525	$ -	$143,025
Marshall A. Crowe	23,000	-	43,552	66,552
Louis S. Gimbel, 3rd	19,500	2,925	40,930	63,355
Sheldon S. Gordon	23,500	2,456	-	25,956
Robert B. Millard	19,000	2,850	-	21,850

     On May 24, 2002, each of the Company's directors received options to purchase shares of Common Stock pursuant to provisions of the Amended and Restated 1993 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for similar grants of options to non-employee directors in 2005. As of March 21, 2003, there were 249,138 option shares (split-effected) outstanding under the Director Plan and 214,310 shares (split-effected) available for grant under the plan.

Required Vote for Election of Directors

     Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE MANAGEMENT RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Company is or was an officer or employee of the Company or had any relationship requiring disclosure under applicable rules, except that Mr. Butters has a retainer arrangement with the Company described above pursuant to which Mr. Butters receives $8,333 per month for serving as Chairman of the Board of the Company. In 2002, Mr. Butters received $123,500 in director fees and retainers. During the 2002 fiscal year, no executive officer of the Company served as (a) a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (b) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (c) a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE OFFICERS AND COMPENSATION

     The following are executive officers and key employees of the Company, who serve at the discretion of the Board of Directors.

Name	Position	Age
-------------------------------------	-------------------------------------------------------------	------------
Bruce A. Streeter	President and Chief Operating Officer	54
Edward A. Guthrie	Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer	58
John E. (Gene) Leech	Executive Vice President - Operations	50
David D.E. Kenwright	Vice President - North Sea Operations	56
Kevin D. Mitchell	Controller and Assistant Secretary	34

     Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997. He was elected as director of the Company in April 1997. He served as President of the Predecessor's Marine Division from November 1990 until the Merger. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities including General Manager Marine Division.

     Edward A. Guthrie was elected Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer of the Company in July 1999. Prior to that date, Mr. Guthrie served in a number of capacities with Cliffs Drilling Company ("Cliffs") and its former parent company for a period of 25 years, most recently serving as Vice President-Finance and Chief Financial Officer prior to Cliffs' merger with R&B Falcon Corporation.

     John E. (Gene) Leech was named Executive Vice President - Operations of the Company in February 2001 after having served as Vice President - Operations from January 1997. He served as Vice President of Predecessor's Marine Division from its formation in November 1990 until the Merger. Prior to November 1990, Mr. Leech was with Offshore Logistics, Inc. for a period of fifteen years serving in a number of capacities, including Manager Domestic Operations and International Operations Manager.

     David D.E. Kenwright was elected Vice President-North Sea Operations in May 2001. Mr. Kenwright became the Managing Director of the Company's North Sea subsidiary in January 2001, having previously held the post of Division Manager from January 1, 1994, following GulfMark's acquisition of BP Shipping's ("BP") offshore support vessel fleet. Prior to joining Gulfmark, Mr. Kenwright was employed by BP for a period of 28 years, during which time he held various technical and commercial posts, the last of which was Division Manager of their offshore support vessel fleet.

     Kevin D. Mitchell was elected Controller and Assistant Secretary of the Company in January 1997. He served as Controller and Assistant Secretary of the Predecessor from September 1996 until the Merger. Prior to that, Mr.

Mitchell served as Controller for one year with E-Stamp Corporation, a start-up software company, having previously completed five years with Arthur Andersen LLP.

     The aggregate compensation paid by the Company for services rendered during the last three years in all capacities to the highest paid executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2002 was as follows:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
	------------------------------------------------------------------------------------				-----------------
					Awards
					------------------
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options(2)	All Other Compensation
------------------------------	-----	-----------	-----------	----------------	-------------	-------------
Bruce A. Streeter President and Chief Operating Officer	2002	$235,000	$160,000	$36,029	70,000	$4,522(3)
	2001	225,000	180,000	22,194	70,000	4,204
	2000	220,000	140,000	1,024	60,000	3,895
Edward A. Guthrie Executive Vice President - Finance, Chief Financial Officer, Secretary, and Treasurer	2002	$195,000	$90,000	$42,750	36,000	$3,477(3)
	2001	190,000	90,000	17,813	36,000	3,346
	2000	190,000	75,000	-	30,000	3,375
John E. (Gene) Leech Executive Vice President - Operations	2002	$180,000	$105,000	$46,890	40,000	$4,522(3)
	2001	170,000	120,000	17,622	36,000	4,234
	2000	145,000	75,000	1,857	30,000	3,580
David D.E. Kenwright Vice President - North Sea Operations	2002	$130,965	$ 65,000	$ 7,394	20,000	$9,026(3)
	2001	117,597	50,000	17,344	10,000	8,105
	2000	93,189	26,534	10,175	-	6,423
Kevin D. Mitchell Controller and Assistant Secretary	2002	$ 98,000	$ 15,000	$17,700	15,000	$1,310(3)
	2001	93,500	20,000	8,766	14,000	1,668
	2000	87,500	15,000	-	10,000	1,566

      (1) Other Annual Compensation includes personal use of Company vehicles and the matching of amounts by the Company under the EDC Plan. Under the EDC Plan, each officer may elect to defer up to 50% of salary and a minimum of 10% of bonus paid by the Company for distribution after retirement, resignation from the Company, or death. As of December 31, 2002, Messrs. Streeter, Guthrie, Leech, Kenwright, and Mitchell had 5,401, 5,660, 5,640, 3,832 and 2,532 shares of common stock allocated to their respective accounts.

      (2) Adjusted for June 2002 stock split.

      (3) All other 2002 compensation includes the following:

Name	Retirement Contributions	Life Insurance Policy Premiums	Other Insurance Premiums	Total
---------------------------	-------------	---------------	----------	-----------
Bruce A. Streeter	$2,200	$1,848	$474	$4,522
Edward A. Guthrie	2,200	647	630	3,477
John E. (Gene) Leech	2,200	1,848	474	4,522
David D.E. Kenwright	7,858	1,168	-	9,026
Kevin D. Mitchell	959	-	351	1,310

     A subsidiary of the Company has entered into employment agreements with Messrs. Streeter, Leech and Guthrie. Effective as of July 1, 2000, Mr. Streeter is entitled to be employed as President of the Company and certain of its subsidiaries and to receive an annual salary of not less than $220,000 for each year during the three year term of his agreement. Effective as of July 1, 2001, Mr. Leech is entitled to be employed as a Vice President of the Company and certain of its subsidiaries and to receive an annual salary of not less than $170,000 for each year during the two year term of his agreement. Effective July 6, 2001, Mr. Guthrie is entitled to be employed as a Executive Vice President and Chief Financial Officer of the Company and certain of its subsidiaries and to receive an annual salary of not less than $190,000 for each year during the two year term of his agreement. In addition to annual salary, Messrs. Streeter, Leech and Guthrie may receive a discretionary bonus. Prior to a change of control of the Company or after twelve months after a change of control of the Company, any termination of Messrs. Streeter's, Leech's or Guthrie's employment without cause, or their respective resignations in certain circumstances, would entitle the terminated or resigning officer to the payment of his annual salary for the time remaining under the term of his employment agreement and the proportionate share of his annualized bonus for the previous fiscal year for the time remaining under the term of his employment agreement, together with certain other benefits and any unpaid salary, bonus amount, deferred compensation and vacation pay accrued to the date of termination. Within twelve months after a change of control of the Company, any termination of Messrs. Streeter's, Leech's or Guthrie's employment without cause, or their respective resignation in certain circumstances, would entitle the terminated or resigning officer to the payment of two times his annual salary and two times his annualized bonus for the previous fiscal year, together with certain other benefits and any unpaid salary, bonus amount, deferred compensation and vacation pay accrued to the date of termination, less any amount paid under the agreement upon the change of control. Upon a change of control of the Company, Mr. Streeter would be entitled to the payment of two times his annual salary and two times his annualized bonus for the previous fiscal year. Pursuant to the agreements, the Company is responsible for the payment and performance of the subsidiary's obligations under the agreements.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	---------------------------------------------------------------------------
Name	Number of Securities Underlying Options /SARs(1)(2) Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date
					--------------------------------------------
					5% ($)	10% ($)
----------------------------	---------------	--------------	----------	----------	----------	--------------
Bruce A. Streeter	70,000	34.48%	$ 17.44	2/27/12	$ 767,755	$1,945,641
Edward A. Guthrie	36,000	17.73%	$ 17.44	2/27/12	394,845	1,000,615
John E. (Gene) Leech	40,000	19.70%	$ 17.44	2/27/12	438,717	1,111,795
David D.E. Kenwright	20,000	9.85%	$ 17.44	2/27/12	219,358	555,897
Kevin D. Mitchell	15,000	7.39%	$ 17.44	2/27/12	164,519	416,923

      (1)Shares adjusted for June 2002 stock split.

      (2)One-third of the options granted become exercisable at each of one year, two years and three years, respectively, from the date of grant.

     The following table represents the total number of options to purchase the Company's Common Stock held by the named executive officers of the Company at December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES
Name	Shares Acquired on Exercise(1)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/ Unexercisable(1)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year End Exercisable/ Unexercisable(2)
-------------------------------	----------	-------------	------------------------	--------------------------
Bruce A. Streeter	-	$ -	394,618 / 70,002	$2,416,116 / -
Edward A. Guthrie	-	$ -	116,000 / 36,000	$ 562,186 / -
John E. (Gene) Leech	-	$ -	182,644 / 38,668	$1,094,722 / -
David D.E. Kenwright	-	$ -	13,332 / 16,668	- / -
Kevin D. Mitchell	1,000	$ 10,902	62,988 / 14,668	$ 386,500 / -

      (1)Shares adjusted for June 2002 stock split.

      (2)Value based on the difference between the market value of the Common Stock on December 31, 2002 ($17.44) and the exercise price. The actual value, if any, of the unexercised option will be dependent upon the market price of Common Stock at the time of exercise.

     Non-employee directors of the Company also own outstanding options to purchase shares of Common Stock, as further described under the caption "Election of Directors-Director Compensation".

RELATED TRANSACTIONS

     Lehman Brothers Inc. received approximately $1.3 million in connection with its underwriting agreement for the Company's public offering in 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

     We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2002 with management and have discussed with Ernst & Young LLP, independent public accountants, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing

Standards, AU Section 380), as amended or supplemented with respect to those statements.

     We have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young its independence in connection with its audit of our most recent financial statements.

     Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     We also reviewed with Ernst & Young and our management the various fees that we have paid to Ernst & Young during 2001 and 2002 for services they rendered in connection with our annual audits, audit related fees, tax fees and other fees. In general, audit fees paid to Ernst & Young increased during 2002 due to the additional work done in support of our Norwegian operation and work required on our stock offering completed in March of 2002.

     Fees paid to Ernst & Young during 2002 for tax services increased primarily due to services provided relating to various international tax issues including expansion into new tax jurisdictions as well as the implementation of a preferential employment tax program in the UK.

     The following is a summary of the fees paid to Ernst & Young for year-end audit work and other services performed during 2002:

	Fiscal Year Ended December 31
	----------------------------------
	2002	2001
	------------	-----------
Audit Fees	$186,118	$158,000
Audit Related Fees	98,640	38,370
Tax Fees	106,131	68,180
	------------	-----------
Total	$390,889	$264,550
	=======	=======

     The Audit Committee concluded that the provision of non-audit services by Ernst & Young was compatible with maintaining auditor independence.

     The Board of Directors has adopted a written charter for the Audit Committee which is updated from time to time. A copy of this charter is attached to this proxy statement as Appendix A.

Sheldon S. Gordon, Chairman of Audit Committee
David J. Butters, Audit Committee Member
Marshall Crowe, Audit Committee Member

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of GulfMark Offshore, Inc. (the "Committee") is pleased to present this report on the compensation policies of the Company for its executive officers. This report sets forth the major components of executive compensation and the basis by which 2002 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables shown above. The Committee is comprised of three directors who are not employees of the Company.

Compensation Philosophy

     The executive compensation program of the Company has been designed to motivate, reward, attract and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

  Reward executives for long-term strategic management and the enhancement of stockholder value;

  Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

  Integrate compensation programs with the short and long-term strategic plans of the Company;

  Attract and retain key executives critical to the long-term success of the Company; and

  Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

Compensation Program Components

     The compensation programs of the Company for its executive officers and key employees are generally administered by or under the direction of the Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The Committee reviews and recommends the specific base salary and bonus compensation of the Company's top three executive officers. The particular elements of the compensation programs for such persons are set forth in more detail below.

     Employment Agreements - A subsidiary of the Company has entered into Employment Agreements with the Company's President, Executive Vice President - Finance and Executive Vice President - Operations. The purpose of the Employment Agreements are: (i) to assure that the Company will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations.

     Base Salary - Base salary levels are primarily determined by the Committee at levels the Committee deems necessary or appropriate to attract the level of competence needed for the position. Base salary levels are reviewed annually based on individual performance, industry conditions and market considerations. The Committee believes that base salary levels for the Company's executive officers are competitive within a range that is considered to be reasonable and necessary.

     Performance Bonus - The Company provides incentive compensation to its executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year. The amount and form of such bonuses are determined by the Committee based primarily upon an analysis of the officer's job performance and the specific accomplishments of the officer during the preceding calendar year. In the case of corporate financial officers, incentive compensation decisions are made primarily on the basis of the assistance and performance of the officer in implementing corporate objectives within the scope of his or her responsibilities. In the case of operational officers, incentive compensation decisions are made primarily on the basis of the operational results of the business operations for which the officer is responsible. Although the achievement of certain financial objectives as measured by a business segment's earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria are also considered. In this regard, the Committee takes into account specific operational achievements that are expected to affect future earnings and results or that had an identifiable impact on the prior year's results.

     Incentive Equity Plan - The Company also provides long-term incentive compensation to its executive officers and key employees through stock options. The use of stock options is intended to provide incentives to the Company's executive officers and key employees to work toward the long-term growth of the Company by providing them with a benefit that will increase only to the extent the value of the Common Stock increases. Options are not granted by the Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant an option is based on the perceived incentive that the grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the employee. Consideration is also given to the anticipated contribution of the business operations for which the optionee has responsibility to overall stockholder value. The stock options which are currently outstanding are subject to vesting over a number of years and have exercise prices based on the market price of the Common Stock at the date of grant. Stock options were granted in 1990 after the acquisition of the offshore marine services segment, on two occasions in 1996, after the successful completion of the spin-off in 1997, and again in 1998-2002.

Discussion of 2002 Compensation for the Executive Officers

     The Company does not have a Chief Executive Officer. Mr. Bruce Streeter serves as the President and Chief Operating Officer of the Company. The base salary for Mr. Streeter was increased in 2002 after a review of comparable salaries of executives in the offshore transportation industry as well as the salaries of executives of similar sized companies in the oil service industry. Mr. Streeter's 2002 bonus was determined following a review of the financial results of the Company and specific achievements by Mr. Streeter in managing the Company's operations throughout 2002 as the Company continued to grow through the on time/budget delivery of four of the ten newbuild vessels as well as the expansion of the Company's presence in Brazil and into India.

     The base salary for Mr. Guthrie, Executive Vice President - Finance, Secretary and Treasurer, was increased to $195,000 based on the Committee's understanding of ranges of compensation for financial executives of companies similar in size and complexity to the Company. Mr. Guthrie's 2002 bonus was based on the Committee's evaluation of his individual performance in assisting the Company in achieving its corporate, financial and strategic objectives in 2002.

     The base salary for Mr. Leech, Executive Vice President - Operations, was increased in 2002 based on individual performance, the size of the Company's operations, as well as a review of compensation for executives in similar positions with industry peers. Mr. Leech's 2002 bonus was determined following a review of the financial results of the Company's operations for which Mr. Leech has responsibility and the specific achievements by Mr. Leech in meeting the Company's operating objectives in 2002.

Tax Considerations

     During 1993, Congress enacted legislation that could have the effect of limiting the deductibility of executive compensation paid to each of the five highest paid executive officers. This legislation provides that compensation paid to any one executive in excess of $1,000,000 will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders. The Committee considers the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had any impact on the Company to date.

Summary

     After review of the Company's existing programs, the Committee believes that the Company's executive compensation program is reasonable and provides a mechanism by which compensation is appropriately related to corporate and individual performance so as to align the interest of the Company's executive officers with the interest of stockholders on both a long and short-term basis.

Compensation Committee of the Board of Directors:

David J. Butters
Sheldon S. Gordon
Robert B. Millard

PERFORMANCE GRAPH

     The following performance graph and table compare the cumulative return on the Company's Common Stock to the Dow Jones Total Market Index and the Dow Jones Oilfield Equipment and Services Index (which consists of Atwood Oceanics Inc., Baker Hughes Inc., BJ Services Co., Cooper Cameron Corp., Core Laboratories N.V., Diamond Offshore Drilling Inc., ENSCO International Inc., FMC Technologies Inc., Global Industries Ltd.,

GlobalSantaFe Corp., Grant Prideco Inc., Grey Wolf Inc., Halliburton Co., Hanover Compressor Co., Helmerich & Payne Inc., Input/Output Inc., Key Energy Services Inc., Lone Star Technologies Inc., Maverick Tube Corp., McDermott International Inc., Nabors Industries Ltd., National-Oilwell Inc., Newpark Resources Inc., Noble Corp., Oceaneering International Inc., Offshore Logistics Inc., Parker Drilling Co., Patterson -UTI Energy Inc., Pride International Inc., Rowan Cos. Inc., Schlumberger Ltd., Seacor Smit Inc., Smith International Inc., Superior Energy Services Inc., Tidewater Inc., Transocean Inc., Varco International Inc., Veritas DGC Inc., and Weatherford International Inc.) for the periods indicated. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment of the Company's Common Stock and each index to have been $100 at December 31, 1997 (A), for the Company's Common Stock and December 31, 1997 for each index.

Comparison of Cumulative Total Return

	1997	1998	1999	2000	2001	2002
	-----	-----	-----	-----	-----	-----
GulfMark Offshore, Inc.	100	48	44	86	86	89
Dow Jones Total Market Index	100	125	153	139	122	95
Dow Jones Oilfield Equipment and Services Index	100	48	74	109	75	69

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16 (a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers and directors and greater-than ten percent beneficial owners during the 2002 fiscal year were complied with.

PROPOSAL TO RATIFY INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has recommended the reappointment of Ernst & Young LLP ("Ernst & Young") to examine the financial statements of the Company for fiscal year 2003. Ernst & Young served as GulfMark's auditors since the year ended December 31, 2000, after replacing Arthur Andersen LLP. The decision to change the Company's independent public accountants was recommended by the Company's Audit Committee and approved by the Board of Directors. This action was ratified by the stockholders on May 18, 2000, at the annual stockholders'

meeting.

     Ernst & Young's reports on the Company's financial statements for the year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the year ended December 31, 2000, 2001 and 2002, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

     In addition to audit services, Ernst & Young also provided certain non-audit services to the Company in 2002. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Ernst & Young. A representative of Ernst & Young will be available at the conclusion of the meeting to respond to appropriate questions.

PROPOSALS BY STOCKHOLDERS

     The Company currently anticipates that its 2004 Annual Meeting will be held May 27, 2004. Any stockholder wishing to present a proposal for consideration at the meeting must submit it in sufficient time so that it will be received by the Company no later than December 19, 2003. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in the Company's proxy statement and form of proxy related to the meeting and should be sent to the Company's principal executive offices at the address set forth on the cover of this Proxy Statement. If notice of any stockholder proposal not eligible for inclusion in the Company's proxy statement and form of proxy is given to the Company after March 3, 2004, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting.

OTHER BUSINESS

     The Board of Directors for the Company knows of no other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

                                                                                                    By Order of the Board of Directors

                                                                                                    /s/ Edward A. Guthrie
                                                                                                    Edward A. Guthrie
                                                                                                    Secretary

Houston, Texas
Date:    April 17, 2003

Appendix A

GULFMARK OFFSHORE, INC.

AUDIT COMMITTEE CHARTER

Organization

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

     The function of the audit committee is oversight. The Company's management is responsible for (i) the preparation, presentation and integrity of the Company's financial statements, (ii) the maintenance of appropriate accounting and financial reporting principles and policies and (iii) the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of the audit committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the audit committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures. Each member of the audit committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the audit committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to the Company's Board). In addition, the evaluation of the Company's financial statements by the audit committee is not of the same scope as, and does not involve the extent of detail as, audits performed by independent accountants, nor does the audit committee's evaluation substitute for the responsibilities of the Company's management for preparing, or the independent accountants for auditing, the financial statements.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's stockholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to stockholders' approval.

  The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

GULFMARK OFFSHORE, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of GulfMark Offshore, Inc. ("GulfMark") hereby appoints David J. Butters and Robert B. Millard, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Common Stock of GulfMark that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of GulfMark to be held on May 15, 2003, at 10:45 a.m., EDT, at the Kalikow Building, 101 Park Avenue, 11th Floor, New York, New York 10178, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 17, 2003:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GULFMARK OFFSHORE, INC.

MAY 15, 2003

Please date, sign, and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [     ]

1.  Election of Directors

NOMINEES:
--------------------------
David J. Butters
Marshall A. Crowe
Louis S. Gimbel, 3rd
Sheldon S. Gordon
Robert B. Millard
Bruce A. Streeter

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
--------------------------	------------------------	----------------------------

Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [     ]

2.  To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2003.

FOR	AGAINST	ABSTAIN
--------	-----------	------------

3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" all Proposals listed. Receipt of the Proxy Statement dated April 17, 2003 is hereby acknowledged.

PLEASE MARK, SIGN DATE AND RETURN USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account my not be submitted via this method. [     ]

Signature of Stockholder ____________________________                Dated: _____________
Signature of Stockholder ____________________________                Dated: _____________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.